UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, the Board of Directors (the “Board”) of Nevro Corp. (“Nevro” or the “Company”) approved an executive leadership succession plan pursuant to which Michael DeMane, the Company’s current Chief Executive Officer and a member of the Board, will transition into the role of Executive Chairman of the Board, and Rami Elghandour, the Company’s current President, would assume the role of President and Chief Executive Officer, in each case, effective as of June 1, 2016 (the “Transition Date”). In connection with this succession plan, Mr. DeMane notified the Board of his resignation as Chief Executive Officer of the Company, effective on the Transition Date. In addition, on February 25, 2016, the Board approved a plan to nominate Mr. Elghandour as a Class II director to be elected to the Board at the Company’s 2016 Annual Meeting of Stockholders to be held in 2016.

Mr. Elghandour, 37, joined the Company in October 2012, has served as the Company’s Chief Business Officer and currently serves as the Company’s President. From September 2008 to October 2012, Mr. Elghandour managed investments for Johnson & Johnson Development Corporation, or JJDC, where he led several investments and served on the board of directors of a number of private companies, including our Board. Additionally, he led strategic initiatives in the development and management of JJDC’s portfolio. From 2001 to 2006, Mr. Elghandour worked for Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical, Inc.), a medical device company, where he led firmware design and development on several implantable neurostimulators. Mr. Elghandour received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Electrical and Computer Engineering from Rutgers University School of Engineering.

The Company anticipates entering into new compensatory arrangements with Messrs. DeMane and Elghandour prior to the Transition Date reflecting their new roles with the Company.

A press release announcing the above-described events is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: February 29, 2016	By:	/s/ Andrew H. Galligan
Andrew H. Galligan Chief Financial Officer